UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  June 26, 2008

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a)

On June 26, 2008, an indirect wholly-owned subsidiary of FPL Energy, LLC (FPL Energy), entered into a Canadian $165 million three-year, variable rate, credit facility maturing in June 2011. Through June 30, 2008, the subsidiary had borrowed approximately Cdn $156 million (US $153 million) under the credit facility. FPL Energy is an indirect wholly-owned subsidiary of FPL Group, Inc. (FPL Group). The loan is guaranteed by FPL Group Capital Inc (FPL Group Capital), a wholly-owned subsidiary of FPL Group, and FPL Group guarantees FPL Group Capital's guarantee of the payment of principal and interest on the loan. The loan contains default and related acceleration provisions relating to failure to make required payments, failure of FPL Group to maintain a minimum ratio of funded debt to total capitalization, certain events in bankruptcy, insolvency or reorganization, as well as other covenants applicable to the indirect subsidiary, FPL Group Capital and FPL Group. The proceeds from the loan were used to fund the purchase of certain Canadian wind generating assets.

(b)

On July 1, 2008, another indirect wholly-owned subsidiary of FPL Energy issued $525 million of 7.59% limited-recourse senior secured notes due July 2018. Interest on the notes is payable semi-annually and principal is partially amortizing with a balloon payment at maturity. The notes are secured by liens on certain FPL Energy gas-fired generating assets in Pennsylvania and certain other assets of, and the ownership interest in, the subsidiary. The notes also contain default provisions relating to failure to make required payments, certain events in bankruptcy and other covenants applicable to the subsidiary.

The proceeds from the issuance of the notes were primarily used to repay commercial paper issued to repay existing indebtedness of the subsidiary, which had matured on June 30, 2008. Substantially all of the remaining proceeds will be distributed to FPL Energy as a return of a portion of the capital contributions that it made for the acquisition of, and capital improvements made to, certain gas-fired generating assets in Pennsylvania.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. (Registrant)
Date: July 2, 2008

K. MICHAEL DAVIS

K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)